EXHIBIT 99
DUSA Pharmaceuticals, Inc.®
 For release at 6:30 a.m.
DUSA PHARMACEUTICALS REPORTS
BRAZILIAN REGULATORY APPROVAL FOR LEVULAN
Product Launch Expected by Early ’07
Wilmington, MA — October 17, 2006 - DUSA Pharmaceuticals, Inc. (NASDAQ GM: DUSA) today reported that Stiefel Laboratories, Inc., DUSA’s marketing partner for Latin America, has been informed by ANVISA, the Brazilian drug regulatory authorities, that the Levulan® Kerastick® has been approved in Brazil. With DUSA’s support, Stiefel Laboratories completed the regulatory filing with ANVISA during the second quarter of this year.
Robert Doman, DUSA’s President and COO, stated “We are very pleased with the joint efforts between the two companies and progress that has been made since the signing of our agreement with Stiefel Laboratories in January. This represents a significant step in our goal of expanding the distribution of Levulan PDT beyond the North American market.” Additional launches are expected to follow in a number of other Latin American countries, subject to regulatory approvals.
DUSA Pharmaceuticals, Inc. is an integrated dermatology specialty pharmaceutical company focused primarily on the development and marketing of its Levulan Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of pre-cancerous actinic keratoses, and is being developed for the treatment of acne and photodamage. DUSA’s other dermatology products include Nicomide®, and the AVAR® line, resulting from its acquisition of Sirius Laboratories, Inc. These products target patients with acne and rosacea. DUSA is also developing certain internal indications of Levulan PDT. DUSA is based in Wilmington, MA. Please visit our website at www.dusapharma.com.
Founded in 1847, Stiefel Laboratories is the world’s largest independent pharmaceutical company specializing in dermatology. Its wholly-owned global network is comprised of more than 30 subsidiaries, including: manufacturing plants in six countries; R&D facilities on three continents; and products marketed in more than 100 countries worldwide. Research and development efforts are complemented by aggressively seeking acquisitions of dermatological product lines and companies around the world. To learn more about Stiefel Laboratories, Inc. visit www.stiefel.com.
-more-

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the anticipated timing of the launch of the product in Brazil, and expectations regarding launches of product in other Latin American countries. Furthermore, the factors that may cause differing results include the pricing approval process, the regulatory approval process in other countries, and other risks identified in DUSA’s SEC filings from time to time.
For further information contact:
D. Geoffrey Shulman, MD, Chairman & CEO — 416.363.5059
Robert F. Doman, President & COO — 978.909.2216
Shari Lovell, Director, Shareholder Services — 416.363.5059